Exhibit 99.1

Contact:	Gary Thompson – Media Harrah’s Entertainment, Inc. (702) 407-6529	Jonathan Halkyard – Investors Harrah’s Entertainment, Inc. (702) 407-6080

Harrah’s Entertainment Announces Results and Expiration of Exchange Offers and

Tender Offers for Harrah’s Operating Company Debt Securities

LAS VEGAS - April 9, 2009

Harrah’s Entertainment, Inc. (“HET”) announced today the final results of the private exchange offers (the “Exchange Offers”) by Harrah’s Operating Company, Inc. (“HOC”) to exchange new 10.0% Second-Priority Senior Secured Notes due 2018 (the “New Second Lien Notes”) for the outstanding securities listed in the table below (collectively, the “Old Notes”) issued by HOC, the tender offers (the “HBC Tender Offers”) by Harrah’s BC, Inc. (“HBC”) for Old Notes having an Acceptance Priority Level of 2 (collectively, the “Priority 2 Notes”) that participate in the Exchange Offers and the cash tender offers (the “Retail Cash Tender Offers”) by HOC to all holders of Old Notes who were not eligible to participate in the Exchange Offers. The Exchange Offers and HBC Tender Offers, each of which are subject to the terms and conditions described in the confidential offering memorandum dated March 5, 2009 (as supplemented or amended from time to time, the “Offering Memorandum”), and the Retail Cash Tender Offers, which are subject to the terms and conditions described in the Offer to Purchase, dated March 5, 2009 (as supplemented or amended from time to time, the “Offer to Purchase”) each expired at midnight, New York City time, on April 8, 2009 (such time and date, the “Expiration Date”).

As of the Expiration Date, (i) approximately $5.0 billion aggregate principal amount of Old Notes have been validly tendered and not withdrawn for exchange for New Second Lien Notes, (ii) approximately $523 million aggregate principal amount of Priority 2 Notes have been validly tendered and not withdrawn in connection with the HBC Tender Offers and (iii) approximately $24 million aggregate principal amount of Old Notes have been validly tendered and not withdrawn in connection with the Retail Cash Tender Offers. Based on the principal amount of Old Notes validly tendered, approximately $3.4 billion aggregate principal amount of New Second Lien Notes will be issued in exchange for Old Notes validly tendered in the Exchange Offers, approximately $97 million in cash will be paid to holders who validly tendered Old Notes in the HBC Tender Offers and approximately $4.8 million in cash will be paid to holders who validly tendered Old Notes in the Retail Cash Tender Offers.

As previously announced, on March 26, 2009, HOC entered into an Amendment and Waiver (the “Amendment”) to the Senior Unsecured Interim Loan Agreement dated as of January 28, 2008 (the “Interim Loan Agreement”), among HOC, the lenders from time to time party thereto (the “Lenders”), Citibank, N.A., as administrative agent and the other parties named therein.

As a result of the receipt of the requisite consent of Lenders having loans made under the Interim Loan Agreement (“Bridge Loans”) representing more than 50% of the sum of all Bridge Loans outstanding, waivers or amendments in the Amendment of certain provisions of the Interim Loan Agreement to permit HOC, from time to time, to buy back Bridge Loans at prices below par from specific Lenders in the form of voluntary prepayments of the Bridge Loans by HOC on a non-pro rata basis are now operative. HOC will issue approximately $297 million New Second Lien Notes for approximately $442 million principal amount of Bridge Loans surrendered in the Interim Loans Exchange Offer (as defined in the Offering Documents).

The table below shows the principal amount of each series of Old Notes tendered in the Exchange Offers for exchange only (with no election to participate in the HBC Tender Offers), the principal amount of each series of Old Notes tendered in the HBC Tender Offers, the principal amount of each series of Old Notes tendered in the Retail Cash Tender Offers, the total principal amount of each series of Old Notes tendered and accepted in the Exchange Offers, HBC Tender Offers and Retail Cash Tender Offers (collectively, the “Offers”) and the principal amount of each series of Old Notes remaining outstanding, as well as the principal amount of Bridge Loans surrendered and accepted in the Interim Loans Exchange Offer and the principal amount of Bridge Loans remaining outstanding.

Old Notes	Principal Amount Outstanding	Principal Amount Tendered for Exchange	Principal Amount Tendered Pursuant to HBC Tender Offers	Principal Amount Tendered Pursuant to Retail Cash Tender Offers	Total Principal Amount Tendered and Accepted	Remaining Principal Amount(1)
5.50% Senior Notes due 2010	$346,000,000	$85,576,000	$0	$1,225,000	$86,801,000	$259,199,000
7.875% Senior Subordinated Notes due 2010	$299,000,000	$44,003,000	$0	$188,000	$44,191,000	$254,809,000
8.0% Senior Notes due 2011	$52,000,000	$1,354,000	$0	$87,000	$1,441,000	$50,559,000
8.125% Senior Subordinated Notes due 2011	$234,000,000	$46,642,000	$0	$444,000	$47,086,000	$186,914,000
5.375% Senior Notes due 2013	$279,000,000	$65,689,000	$0	$544,000	$66,233,000	$212,767,000
5.625% Senior Notes due 2015	$864,000,000	$57,317,000	$201,922,000	$14,890,000	$274,129,000	$791,793,000
6.5% Senior Notes due 2016	$651,000,000	$74,496,000	$189,118,000	$3,559,000	$267,173,000	$572,945,000
5.75% Senior Notes due 2017	$610,000,000	$68,884,000	$131,902,000	$2,163,000	$202,949,000	$538,953,000
10.75%/11.5% Senior Toggle Notes due 2018	$1,113,000,000	$1,104,203,324	$0	$0	$1,104,203,324	$8,796,676
10.75% Senior Notes due 2016	$4,200,000,000	$3,455,721,000	$0	$850,000	$3,456,571,000	$743,429,000
Total Notes	$8,648,000,000	$5,003,885,324	$522,942,000	$23,950,000	$5,550,777,324	$3,620,164,676

10.75%11.5% Senior Toggle Bridge Loan due 2018	$99,673,036	$99,673,036	$0	$0	$99,673,036	$0
10.75% Senior Bridge Loan due 2016	$342,582,493	$342,582,493	$0	$0	$342,582,493	$0
Total Bridge Loans	$442,255,529	$442,255,529	$0	$0	$442,255,529	$0

Combined Total	$9,090,255,529	$5,446,140,853	$522,942,000	$23,950,000	$5,993,032,853	$3,620,164,676

(1)	Notes accepted pursuant to the HBC Tender Offer will remain outstanding.

All Old Notes not accepted for exchange or purchase in the Offers will be promptly returned to the tendering holder or, if tendered through the facilities of The Depository Trust Company (“DTC”), credited to the relevant account at DTC, in accordance with their procedures.

HOC and HBC anticipate that the settlement date for the Offers will be April 15, 2009. Following the settlement date, HET, HBC or HOC may from time to time seek to retire or purchase HOC’s outstanding debt through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, HOC’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

The New Second Lien Notes will not be registered at issuance under the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws and, unless so registered, the New Second Lien Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof. Accordingly, the New Second Lien Notes were offered and will be issued only to qualified institutional buyers and to certain non-U.S. investors located outside the United States in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act. The Exchange Offers and HBC Tender Offers are made only by, and pursuant to, the terms set forth in the Offering Memorandum, and the information in this press release is qualified by reference to the Offering Memorandum and the accompanying letter of transmittal. HOC will enter into a registration rights agreement pursuant to which, under certain circumstances, it will agree to file an exchange offer registration statement or a shelf registration statement with respect to the New Second Lien Notes.

The Retail Tender Offers are made only by, and pursuant to, the terms set forth in the Offer to Purchase, and the information in this press release is qualified by reference to the Offer to Purchase and the accompanying letter of transmittal.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

This release includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the impact of the company’s significant indebtedness; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost effectively integrate acquisition into our operations; changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; the potential difficulties in employee retention as a result of the sale of the company to affiliates of TPG Capital and Apollo Management; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

4